SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K



                         CURRENT REPORT


               PURSUANT TO SECTION 13 OR 15(d) OF


               THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)    November 17, 1994



             THE PEOPLES GAS LIGHT AND COKE COMPANY

     (Exact name of registrant as specified in its charter)



       Illinois                        2-26983             36-1613900
 (State or other jurisdiction of     (Commission          (I.R.S. Employer
  incorporation or organization)      File Number)         Identification No.)



122 South Michigan Avenue, Chicago, Illinois                   60603
   (Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code          (312) 431-4000









Item 5.  OTHER EVENTS

                 SELECTED FINANCIAL INFORMATION

Net Income

   Net income applicable to common stock increased $188,000, to $63.8 million, in fiscal 1994 from 1993. Results for fiscal
1994 include the recording of one-half of an Internal
Revenue Service income tax settlement that increased net income by $9.7 million. However, this increase was largely offset by increased operating costs related to the provision for uncollectible accounts, labor, and depreciation.


Capital Spending

   Capital expenditures for fiscal 1995 are expected to be about $81.6 million, an increase of $7.0 million from the 1994 level. Estimated expenditures in 1995 include the continuation of the cast iron main replacement program, $10.4 million for computer and office equipment, and $1.3 million to complete the underground storage site enhancement.



               SELECTED INCOME AND CAPITALIZATION
                          (Unaudited)

                                              Fiscal Year Ended
                                             September 30, 1994
                                             ------------------


Income Summary:

     Operating Revenues                        $1,111,172,000
     Net Income                                   $63,825,000
     Net Income Applicable to Common Stock        $63,825,000
     Ratio of Earnings to Fixed Charges(a)               3.28



(a) Earnings consist of net income to which have been added fixed charges and taxes on income. Fixed charges consist of interest on all indebtedness and amortization of debt discount and expenses.












                                             As of September 30, 1994
                                             ------------------------
                                                Amount      Percent
                                               --------    ---------


Capitalization Summary:

Common Stockholder's Equity                $  531,475,000      49.2%
Long-Term Debt, exclusive of sinking fund
     payments due within one year             549,150,000      50.8
                                           --------------     ------
     Total Capitalization                  $1,080,625,000     100.0%
                                           --------------     ------
                                           --------------     ------








                            SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of

1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly

authorized.




                         THE PEOPLES GAS LIGHT AND COKE COMPANY
                         --------------------------------------
                                       (Registrant)




  November 17, 1994                  By:    /s/ K. S. BALASKOVITS
  -------------------                    --------------------------
        (Date)                                  K. S. Balaskovits
                                          Vice President and Controller